PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces  4th Quarter Results and Board Approves Plan to De-register Stock

Baltimore, Md. July 20, 2012 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net income to common shareholders of $932,000 or $0.47 per share for the fourth quarter of the Company’s fiscal year 2012, which ended June 30, 2012, as compared to a net loss of $2.4 million or $1.21 per share for the comparable period in the prior year.

For the fiscal year ended June 30, 2012, the Company announced a net loss available for common shareholders of $2.0 million or $1.02 diluted loss per share as compared to an audited net loss of $3.3 million or $1.68 diluted loss per share for the same period of the prior year.

The Company’s annual and quarterly results were significantly impacted by the provision for loan losses of $3.1 million and ($863,000) in the year to date and quarterly periods.  The 2012 annual amount is $383,000 higher than the provision incurred for fiscal year 2011 while the quarterly amount is $1.3 million less than the amount for fourth quarter.  Non-interest expense was 6% and 13% lower for the current annual and quarterly periods, respectively, as credit and collection costs, although still elevated, were lower than the respective periods of the previous year.  Non-performing assets improved as they represented 4.04% of total assets at June 30, 2012 as compared to 4.40% at June 30, 2011.  The ratio of the allowance for loan losses was 2.11% of total loans at June 30, 2012 compared to 2.25% at June 30, 2011.  The coverage ratio remained consistent as the allowance for loan losses was 42.23% of non-performing loans at June 30, 2012 versus 42.17% at June 30, 2011.

As of June 30, 2012, Patapsco Bancorp, Inc. reported assets of $254.4 million, deposits of $225.4 million and total stockholders’ equity of $12.6 million compared to $264.6 million, $231.3 million and $14.4 million at June 30, 2011, the Company’s previous fiscal year end.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods mentioned.

The Company’s Board of Directors approved a plan whereby Patapsco Bancorp, Inc. will de-register its outstanding common stock with the SEC.  This was made possible by the recently enacted JOBS act and will reduce operating expenses as well as relieve management of some reporting requirements.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subisidiary

	At or For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011

OPERATING RESULTS:
Interest Income	$2,664	$3,079	$11,321	$12,655
Interest Expense	679	945	3,091	4,204
Net Interest Income	1,985	2,134	8,230	8,451
Provision (Credit) For Loan Losses	(863)	420	3,101	2,718
Net Interest Income After Provision (Credit)
for Loan Losses	2,848	1,714	5,129	5,733
Other Noninterest Income	172	193	786	889
Noninterest Expense	1,782	2,038	7,332	7,792
Income Tax Expense	210	2,136	210	1,715
Net Income (Loss)	1,028	(2,267)	(1,627)	(2,885)
Preferred Stock Dividends	96	96	387	387
Net Income (Loss) Available for Common Shareholders	$932	$(2,363)	$(2,014)	$(3,272)

PER SHARE DATA:
Net Income (Loss) per Common Share, Basic	$0.47	$(1.21)	$(1.02)	$(1.68)
Net Income (Loss) per Common Share, Diluted	$0.47	$(1.21)	$(1.02)	$(1.68)

Book Value per Common Share	$3.24	$4.20
Tangible Book Value per Common Share (1)	$3.20	$4.13
Period-End Common Stock Price	$0.62	$0.75
Common Stock Price as a Percentage of Tangible Book Value	19.38%	18.16%

PERFORMANCE RATIOS: (2)
Return on Average Assets	0.40%	-0.84%	-0.63%	-1.07%
Return on Average Equity	8.48%	-15.11%	-11.71%	-16.46%
Net Interest Margin	3.29%	3.40%	3.34%	3.32%
Net Interest Spread	3.16%	3.26%	3.26%	3.24%

	At
	June 30,	June 30,
	2012	2011
BALANCES:
Net Loans	$173,595	$182,570
Total Assets	$254,395	$264,630
Deposits	$225,413	$231,306
Borrowings	$14,000	$17,000
Stockholders' Equity	$12,629	$14,353

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.13%	7.26%
Bank Tier 1 Risked Based ratio	11.99%	11.67%
Bank Total Risked Based ratio	13.26%	12.94%
Allowance For Loan Losses to Total Loans	2.11%	2.25%
Nonperforming Assets to Total Assets	4.04%	4.40%
Allowance For Loan Losses to Nonperforming Loans	42.23%	42.17%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended June 30, 2012 and 2011 are annualized.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subisidiary